                                                                      Exhibit 12

STONEPATH GROUP, INC.
Computation of the Ratio of Earnings to Fixed Charges
Regulation S-K Item 503(d)
                                                                        Year Ended
                                                                    December 31, 2003
Earnings
     Pre-tax income (loss) from continuing operations
       before minority interests or income/(loss) from
       equity investees                                                   $ 6,278,520
     Add: Fixed charges                                                     2,764,851
     Add: Amortization of capitalized interest                                      -
     Add: Distributed income of equity investees                                    -
     Add: Share of pre-tax losses of equity investees                               -

     Less: Interest capitalized                                               (47,500)

     Less: Preference security dividend requirements of
       consolidated subsidiaries                                                    -
     Less: Minority interest in pre-tax income of subsidiaries
       that have not incurred fixed charges                                  (187,310)
                                                                          -----------
                                         Total Earnings                   $ 8,808,561
                                                                          ===========

Fixed Charges
     Interest expensed and capitalized                                    $   189,359
     Add: Amortized premiums, discounts and capitalized
       expenses related to indebtedness                                       116,796
     Add: Estimate of the interest within rental expense (a)                2,458,696
     Add: Preference security dividend requirements of
       consolidated subsidiaries (pre-tax)                                          -

                                                                          -----------
                                         Total Fixed Charges              $ 2,764,851
                                                                          ===========
     Ratio of earnings to combined fixed charges and
       preference dividends                                                      3.19
                                                                          ===========

     (a) Total rent expense                                               $ 7,450,594
            Percentage                                                            33%
                                                                          -----------
         Estimated interest portion of rent expense                       $ 2,458,696
                                                                          ===========